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                           THE INDIA GROWTH FUND INC.
                  c/o Mitchell Hutchins Asset Management Inc.
                      499 Washington Boulevard, 14th Floor
                           Jersey City, NJ 07310-1998
                                 (201) 318-4141

September ____, 2000



Dear Stockholder:

You should have received The India Growth Fund Inc.'s proxy materials for its September 29, 2000 annual meeting of stockholders. You may also have received separate proxy materials from Mr. John Chapman, a stockholder of the Fund. In his proxy, Mr. Chapman nominates himself and two of his colleagues for election as directors of the Fund and introduces another proposal. Mr. Chapman's proxy materials argue that the Board of Directors has not taken sufficient action to address the discount at which the Fund's shares had been trading.

THE BOARD OF DIRECTORS OF THE FUND URGES YOU NOT TO SIGN ANY GREEN PROXY CARD YOU MAY RECEIVE FROM MR. CHAPMAN.

Your Board of Directors believes that Mr. Chapman's proposals are unnecessary. The concerns reflected in Mr. Chapman's proposals already have been addressed by the Fund. The Board has adopted a program designed to reduce the discount at which the Fund's shares trade while maintaining investment integrity. Under this program, the Fund will commence a share repurchase program during the fourth quarter of 2000 to repurchase up to 20% of the Fund's outstanding common stock. The Fund will purchase these shares in the open market at times and at prices determined by the management of the Fund to be in the best interests of the stockholders of the Fund.

In addition, if the average of the closing prices of the common stock of the Fund on the New York Stock Exchange for the last trading day in each week during a 12-week period (commencing in the second quarter of 2001 and ending in the third quarter of 2001, as set by the Board of Directors) represents a discount of 20% or more from the average net asset value of the Fund as determined on the same days and in the same period, the Fund will commence a tender offer for 20% of the Fund's common stock in the fourth quarter of 2001. It is anticipated that the tender offer will be conducted at a price equal to 90% - 95% of the Fund's net asset value per share, less a fee to assist in defraying the costs of the tender.

Your Board of Directors believes that these actions constitute a concrete plan to reduce the Fund's discount over the next year. The Board believes that substantial purchases in the market by the Fund will reduce the available supply of shares and thus should help to reduce the discount. The 20% tender offer scheduled for the fourth quarter of 2001 will offer shareholders the opportunity to liquidate a portion of their investments at a price close to net asset value.
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The significant discount at which shares of closed-end funds, such as the Fund, have been trading recently is a persistent and intracticable problem. No one has yet found a method, short of open-ending or liquidation, to solve this problem on a long-term basis. Your Directors believe that the combined approach they are taking, which includes both market purchases to increase demand for the stock, and a substantial tender offer at close to NAV, represents the best approach under the circumstances for addressing the discount while permitting the Fund to continue to exist.

Mr. Chapman has suggested that, if he and his colleagues are elected to the Board, they would be committed to taking steps such as converting the Fund to open-end status or making it an interval fund to reduce the discount. Your Directors believe that converting the Fund to open-end status (including on an interval basis) would not be in the best interests of shareholders since without an adequate share distribution capability (which the Fund does not believe it could establish) the Fund would quickly shrink to a size which is not economically viable and thus be forced into liquidation.

Your Board is committed to seeking appropriate and effective ways to address the discount to net asset value at which the Fund's shares are trading.

The persons named as proxies in our Proxy Statement retain discretion to vote in their best judgment on the stockholder proposals for all proxies submitted to the Fund. These proxies intend to vote against Mr. Chapman's nominees for election as directors.

All you need to do at this time is the following:

1.  Sign, date and mail the Fund's WHITE PROXY CARD as soon as possible.

     An additional WHITE PROXY CARD and postage pre-paid envelope is enclosed for your convenience.

2.   Do not sign any green proxy card you may receive from Mr. Chapman.

3. If you have already returned Mr. Chapman's green proxy card, you may revoke that proxy by returning a later dated WHITE PROXY CARD to the Fund.

Thank you for your continued support of the Fund.

Respectfully,



---------------------------------
P.S. Subramanyam
President